Exhibit 99.1

Align Technology	Zeno Group
Madelyn Valente	Sarah Johnson
(408) 470-1180	(828) 551-4201
mvalente@aligntech.com	sarah.johnson@zenogroup.com

ALIGN TECHNOLOGY ANNOUNCES $100 MILLION ACCELERATED STOCK REPURCHASE PROGRAM

TEMPE, Ariz., November 1, 2021 -- Align Technology, Inc. (“Align”) (Nasdaq: ALGN) a leading global medical device company that designs, manufactures, and sells the Invisalign system of clear aligners, iTero intraoral scanners, and exocad CAD/CAM software for digital orthodontics and restorative dentistry, today announced that it has entered into a new accelerated stock repurchase agreement ("ASR") with Citibank, N.A., to repurchase $100 million of Align's common stock under Align’s $1.0 billion stock repurchase program announced on May 13, 2021.

Under the terms of the ASR, Align will receive an initial delivery of approximately 128,100 shares. The final number of shares to be repurchased will be based on Align's volume-weighted average stock price during the term of the ASR, less an agreed upon discount. The ASR transaction is expected to be completed approximately three months after November 1, 2021 and will be funded with Align’s cash on hand. As of September 30, 2021, Align had approximately 78.9 million shares outstanding and $1.2 billion in cash and cash equivalents.

About Align Technology, Inc.

Align Technology designs and manufactures the Invisalign® system, the most advanced clear aligner system in the world, iTero® intraoral scanners and services, and exocad® CAD/CAM software. These technology building blocks enable enhanced digital orthodontic and restorative workflows to improve patient outcomes and practice efficiencies for over 210 thousand doctor customers and is key to accessing Align’s 500 million consumer market opportunity worldwide. Align has helped doctors treat over 11.6 million patients with the Invisalign system and is driving the evolution in digital dentistry through the Align Digital Platform, our integrated suite of unique, proprietary technologies and services delivered as a seamless, end-to-end solution for patients and consumers, orthodontists and GP dentists, and lab/partners. Visit www.aligntech.com for more information.

For additional information about the Invisalign system or to find an Invisalign doctor in your area, please visit www.invisalign.com. For additional information about the iTero digital scanning system, please visit www.itero.com. For additional information about exocad dental CAD/CAM offerings and a list of exocad reseller partners, please visit www.exocad.com.

Forward-Looking Statements

This news release contains forward-looking statements including statements regarding the expected completion date of the ASR transaction, the number of shares of common stock that will be repurchased Align's expectation that it will finance the ASR transaction with cash on hand as well as other statements regarding the ASR. Forward-looking statements contained in this news release relating to expectations about future events or results are based upon information available to Align as of the date hereof. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. As a result, actual results may differ materially and adversely from those expressed in any forward-looking statement.

The foregoing and other risks are detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the Securities and Exchange Commission (SEC) on February 26, 2021 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, which was filed with the SEC on August 4, 2021. Align undertakes no obligation to revise or update publicly any forward-looking statements for any reason.